Exhibit 10.1
EXECUTION VERSION
CONFIDENTIAL

VOTING AND Support AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of June 12, 2026, by and between Neon Maple Parent Inc., a corporation incorporated pursuant to the laws of Canada (“Parent”), and the persons whose names appear on the signature pages hereto (each a “Stockholder” and together, the “Stockholders”).

RECITALS

A.   Concurrently with the execution and delivery of this Agreement, Payoneer Global Inc., a Delaware corporation, Parent and Panda Acquisition Sub Inc., a Delaware corporation and a wholly-owned indirect Subsidiary of Parent (“Merger Sub”), are entering into that certain Agreement and Plan of Merger, dated as of June 12, 2026 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will, subject to the terms and conditions therein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger.

B.   As an inducement and condition for Parent to enter into the Merger Agreement, the Stockholders agree to enter into this Agreement with respect to all shares of common stock of the Company (“Common Stock”) that the Stockholders own, beneficially or of record as of the date hereof, and any additional shares of Common Stock that such Stockholders may acquire beneficial or record ownership of after the date hereof.

C.   As of the date hereof, the Stockholders are the beneficial or legal owners of record, and have either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite each of their names on Schedule A attached hereto (together with any additional shares of Common Stock that the Stockholders may acquire “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof, the “Covered Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2.   Agreement to Not Transfer the Covered Shares.

2.1   No Transfer of Covered Shares.

(a)   Until the earlier to occur of (i) the Expiration Time (as defined below) and (ii) receipt of the Requisite Company Vote, the Stockholders agree not to Transfer or cause or permit the Transfer of any Covered Shares.  Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

(b)   For purposes of this Agreement, “Transfer” means (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (iii) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (iv) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) above. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, (A) to such Stockholder’s Affiliates, (B) to any Person by will or the laws of descent and distribution, (C) to any spouse, lineal descendants, siblings or parents of such Stockholder by gift which is made to achieve the estate planning objectives of such Stockholder, (D) to any trust or similar entity or any corporation, limited liability company or partnership (1) substantially all of the economic interests of which are held by or for the benefit of such Stockholder or its spouse, lineal descendants, siblings or parents and (2) which is organized to achieve the estate planning objectives of such Stockholder, (E) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) under the Exchange Act for the sale of shares of Common Stock, (F) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code or to a donor advised fund and (G) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of Company Equity Awards held by such Stockholder; provided that, prior to and as a condition to the effectiveness of any such Transfer pursuant to the foregoing clauses (A) through (D) or, to the extent such Transfer by such Stockholder exceeds the number of Covered Shares specified for such Stockholder on its signature page hereto, (F), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such transferee shall be bound by all of the terms and provisions hereof, in which case such transferee shall be deemed a Stockholder hereunder. If any involuntary Transfer of any of the Covered Shares shall occur (including, but not limited to, a sale in any bankruptcy, a sale to a purchaser at any creditor’s or court sale or upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

2.2   Update of Beneficial Ownership Information.  Promptly following the written request of Parent, or upon a Stockholder’s acquisition of beneficial ownership or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder and indicating the capacity in which such Covered Shares are owned.

3.   Agreement to Vote the Covered Shares.

3.1   Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, the Stockholders shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a)   in favor of the approval of the Merger Agreement and the Transactions; and

(b)   against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement by the Company or result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Outside Date, (ii) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement and the Transactions and (iii) any other action, agreement or proposal which would reasonably be expected to delay, postpone or adversely affect in any material respect the Company’s ability to consummate the Merger and the Transactions.

For the avoidance of doubt, except with respect to the matters set forth in this Section 3.1, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the matters set forth in this Section 3.1, each Stockholder shall be entitled to vote the Covered Shares in its sole discretion.

3.2   Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholders shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4.   Waiver of Appraisal Rights.  Solely with respect to the Merger Agreement and the Transactions, each Stockholder hereby waives all dissenters’ or appraisal rights under Section 262 of the DGCL with respect to all Covered Shares.

5.   No Legal Action. The Stockholders shall not, and shall direct their respective Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding (derivative or otherwise) which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement (including any claims seeking to enjoin or delay the Closing), (b) alleges that the execution and delivery of this Agreement by the Stockholders (or their performance hereunder) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Stockholders have (or may be alleged to have) to the Company or to the other holders of the Common Stock or (c) to the fullest extent permitted under applicable Law, alleges any breach of duty of the Company Board (or any member thereof) in connection with the Merger Agreement and the Transactions.

6.   Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its, his or her capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall limit any actions taken by any of such Stockholder’s or its, his or her Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder in his or her capacity as a director, officer or employee of the Company, including from complying with his or her fiduciary obligations while acting in such capacity as a director, officer or employee of the Company.

7.   Representations and Warranties of the Stockholders.  Each Stockholder hereby severally, and not jointly, represents and warrants to Parent that:

7.1   Due Authority.  Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement.  If the Stockholder is an entity, such Stockholder that is an entity is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation.  Such Stockholder has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of such Stockholder (if applicable).  This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

7.2   Ownership of the Covered Shares.  (a) Such Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, applicable federal or state securities laws, or as disclosed on Schedule A and (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by such Stockholder.  Such Stockholder has not entered into any agreement to Transfer any Covered Shares.  As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the shares of Common Stock set forth on Schedule A opposite such Stockholder’s name.

7.3   No Conflict; Consents.

(a)   The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by such Stockholder do not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which such Stockholder is party, or by which it or its properties or assets are bound, or (iii) constitute a breach or violation of or a default under the Constituent Documents of such Stockholder (if applicable).

(b)   No such Stockholder, nor any of such Stockholder’s Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.4   Absence of Litigation.  There is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8.   Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholders that:

8.1   Due Authority.  Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. Parent has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Parent.  This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by Enforceability Exceptions.

8.2   No Conflict; Consents.

(a)   The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Parent do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Parent from entering into this Agreement or have a material adverse effect on Parent’s ability to timely consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) a breach or violation of or a default under the Constituent Documents of Parent.

(b)   Neither Parent, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.3   Absence of Litigation.  There is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that could reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.   Miscellaneous.

9.1   No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.2   Certain Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.3   Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

9.4   Third Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto; provided, that the parties hereto acknowledge and agree that the Company is an intended beneficiary under this Agreement.

9.5   Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.6   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any of the Stockholders listed on Schedule A, as specified in the notice provided on Schedule A;

and if to Parent, to:

Neon Maple Parent Inc.

199 Bay Street

Toronto, ON M5L 1A9

Attention:

Linday Matthews

Email:

and

Nuvei Corporation

1100 Rene-Levesque West, Suite 900

Montreal, Quebec, H3B 4N4

Attention:

Linday Matthews

Email:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:

Marni Lerner

Ravi Purushotham

Louis Argentieri

Email:

9.7   Governing Law; Jurisdiction.

(a)   This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.

(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement exclusively in the Court of Chancery of the State of

Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated by this Agreement or the Merger Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is delivered personally at such party’s address set forth in Section 9.6.

9.8   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9   Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

9.10   Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

9.11   Reliance.  The Stockholders understand and acknowledge that Parent is entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement.

9.12   Interpretation.  This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same.  Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same.  Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. References to a party or to the parties to this Agreement refers to the Parent and the Stockholders, individually or collectively, as the case may be.

9.13   Assignment.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

9.14   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15   Counterparts.  This Agreement may be executed in counterparts (including by “.pdf”, “DocuSign” or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.16   Termination.  This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of the following:  (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof or (c) such date and time of any amendment, modification, change or waiver of any provision of the Merger Agreement (i) that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement) or (ii) in a manner adverse in any material respect to any Stockholder (the earliest to occur of such times, the “Expiration Time”).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

NEON MAPLE PARENT INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name	Address for Notice	Covered Shares

Total:

A-1